Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Gardella, Jennifer B. Reiners and Kami S. Turner, or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign the Annual Report on Form 10-K of Donnelley Financial Solutions, Inc. for its fiscal year ended December 31, 2017 and any and all amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall be effective from the date on which it is signed until June 30, 2018.

Dated:  February 15, 2018

/s/ Luis A. Aguilar	/s/ Gary G. Greenfield
Luis A. Aguilar	Gary G. Greenfield

/s/ Nanci E. Caldwell	/s/ Lois M. Martin

Nanci E. Caldwell	Lois M. Martin

/s/ Richard L. Crandall	/s/ Oliver R. Sockwell

Richard L. Crandall	Oliver R. Sockwell

/s/ Charles D. Drucker

Charles D. Drucker